                                                                     EXHIBIT 12

                       HORACE MANN EDUCATORS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, 1995, 1994 AND 1993
                             (DOLLARS IN MILLIONS)

                                                                YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------
                                                  1997       1996        1995        1994        1993
                                                 ------     ------      ------      ------      ------
Income from continuing operations
   before income taxes                           $119.6     $100.6      $103.6       $86.2      $112.8
Interest expense                                    9.4       10.5        11.6         9.5         9.1
                                                 ------     ------      ------      ------      ------
   Earnings                                      $129.0     $111.1      $115.2       $95.7      $121.9
                                                 ------     ------      ------      ------      ------
                                                 ------     ------      ------      ------      ------

Fixed charges - interest expense                   $9.4     $ 10.5      $ 11.6       $ 9.5        $9.1

Ratio of earnings to fixed charges                 13.7x      10.6x        9.9x       10.1x       13.4x